Exhibit 99.1

JAMES A. RUNDE ELECTED TO KROGER BOARD OF DIRECTORS

CINCINNATI, OH – September 5, 2006 – The Kroger Co. (NYSE: KR) today announced that James A. Runde has been elected to the Company’s Board of Directors.

Mr. Runde is a special advisor and a former vice chairman of Morgan Stanley. During his 32-year career with the firm, he has served as a trusted advisor to corporate boards and senior management across a broad range of industries. He has managed a wide array of mergers, privatizations and restructurings and is highly regarded for his expertise in the transportation industry.

He was a member of the board of directors of Burlington Resources Inc., a large oil and gas company, prior to its acquisition by ConocoPhillips earlier this year. He serves as a trustee of Marquette University and as a trustee of the Pierpont Morgan Library.

Mr. Runde is elected to serve until Kroger’s annual meeting of shareholders in June 2007. At that time, he will stand for election by the shareholders.

With Mr. Runde’s election, the Kroger board has 14 members.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the first quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,483 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 783 convenience stores, 423 fine jewelry stores, 593 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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Media Contact:      Meghan Glynn (513) 762-1304
Investor Contact:  Carin Fike (513) 762-4969